The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated [●], 2023

FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH RIGHTS OFFERINGS1
(to Prospectus dated                  , 2023)

                                   Common Shares

NXG Cushing® Midstream Energy Fund

Subscription Rights for Common Shares

NXG Cushing® Midstream Energy Fund (formerly, The Cushing® MLP & Infrastructure Total Return Fund) (the “Fund”) is a non-diversified, closed-end management investment company.

The Fund is issuing [transferable/non-transferable] rights (“Rights”) to its common shareholders of record (“Record Date Shareholders”) as of 5:00 p.m., Eastern time, on                   (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of             of the Fund’s common shares of beneficial interest (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole common share held on the Record Date. The Rights entitle their holders to purchase one new common share for every Rights held (1-for-             ). Any Record Date Shareholder who is issued fewer than         Rights may subscribe for one full common share in the Offer. [In addition, Record Date Shareholders who fully exercise their Rights (other than those Rights that cannot be exercised because they represent the right to acquire less than one common share) will be entitled to subscribe for additional common shares of the Fund that remain unsubscribed as a result of any unexercised Rights. This over-subscription privilege is subject to a number of limitations and subject to allotment.]

The subscription price (the “Subscription Price”) will be determined based upon a formula equal to                                                                                            (the “Formula Price”). The Offer will expire at , on                       , unless extended as described in this prospectus (the “Expiration Date”).

Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the common shares subscribed for pursuant to the primary subscription [and, if eligible, any additional common shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $      per common share and, except in limited circumstances, will not be able to rescind their subscription.

Exercising your Rights and investing in the Fund’s common shares involves a high degree of risk . See “Risks” on page of the accompanying Prospectus.

This offering will dilute the ownership interest and voting power of the Common Shares owned by shareholders who do not fully exercise their Rights. Shareholders who do not fully exercise their Rights should expect, upon completion of the offering, to own a smaller proportional interest in the Fund than before the offering. Further, if the net proceeds per share from the offering are at a discount to the Fund’s net asset value per share, this offering will reduce the Fund’s net asset value per share.

[1]	This document is a form of prospectus supplement for an offering of common shares pursuant to subscription rights. In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear in any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

(continued on following page)

	Per Share	Total(1)
Estimated Subscription Price(2)	$	$
Estimated Sales Load(2)(3)	$	$
Proceeds, before expenses, to the Fund(2)	$	$

(notes on following page)

The Common Shares are expected to be delivered on or about            . If the offer is extended, the Common Shares are expected to be delivered on or about            .

This Prospectus Supplement is dated                 .

(notes from previous page)

(1)	Assumes that all Rights are exercised at the estimated Subscription Price. All of the Rights may not be exercised.

(2)	Estimated on the basis of [ ].

(3)	[ will act as dealer manager for the Offer (the “Dealer Manager”). The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and soliciting services equal to % of the Subscription Price per common share for each common share issued pursuant to the exercise of Rights, including the over-subscription privilege. The Dealer Manager will reallow to broker-dealers in the selling group to be formed and managed by the Dealer Manager selling fees equal to % of the Subscription Price per common share for each common share issued pursuant to the exercise of Rights as a result of their selling efforts. In addition, the Dealer Manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of Rights solicitation fees equal to % of the Subscription Price per common share for each common share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of common shares held by each broker-dealer through The Depository Trust Company (“DTC”) on the Record Date. The fees and expenses of the Offer, including the Dealer Manager fee, will be borne by the Fund and indirectly by all of its common shareholders, including those who do not exercise their Rights.]

(4)	Offering expenses borne by the Fund are estimated to be $ .

(continued from previous page)

NAV dilution resulting from the Offer is not currently determinable because it is not known how many common shares will be subscribed for, what the net asset value or market price of the common shares will be on the Expiration Date or what the Subscription Price will be. Any such dilution will disproportionately affect non-exercising common shareholders. If the Subscription Price is substantially less than the then current net asset value, this dilution could be substantial. However, assuming all of the common shares are sold at the estimated Subscription Price, the Fund's current net asset value per common share would be reduced by approximately $             , or             %. [The distribution to common shareholders of transferable Rights, which themselves have intrinsic value, will afford non-participating Record Date Shareholders the potential of receiving cash payment upon the sale of the Rights, receipt of which may be viewed as partial compensation for any dilution of their interests that may occur as a result of the Offer. There can be no assurance that a market for the Rights will develop or, if such a market develops, what the price of the Rights will be.] See "Risks Related to the Offer" in this prospectus supplement.

Investment Objective. NXG Cushing® Midstream Energy Fund (formerly, The Cushing® MLP & Infrastructure Total Return Fund) (the “Fund”) is a non-diversified, closed-end management investment company. The Fund’s investment objective is to obtain a high after-tax total return from a combination of capital appreciation and current income. There can be no assurance that the Fund will achieve its investment objective.

Investment Strategy. The Fund seeks to achieve its investment objective by investing, under normal conditions, at least 80% of its Managed Assets (as defined in the accompanying Prospectus) in a portfolio of midstream energy investments (the “80% policy”). For purposes of the Fund’s 80% policy, the Fund considers midstream energy investments to be investments that offer economic exposure to securities of midstream energy companies, which are companies that engage provide midstream energy services, including the gathering, transporting, processing, fractionation, storing, refining and distribution of natural resources, such as natural gas, natural gas liquids, crude oil refined petroleum products, biofuels, carbon sequestration, solar, and wind. The Fund considers a company to be a midstream energy company if at least 50% of its assets, income, sales or profits are committed to or derived from midstream energy services.

 The Fund invests in equity and debt securities of midstream energy companies, and invests in U.S. and non-U.S. securities and in issuers of any market capitalization size.

As an alternative to holding investments directly, the Fund may obtain investment exposure through derivatives transactions intended to replicate, modify or replace the economic attributes associated with investment in securities in which the Fund is permitted to invest directly. To the extent that the Fund invests in synthetic investments with economic characteristics similar to investments in midstream energy companies, the market value (or, if market value is unavailable, the fair value) of such investments will be counted for purposes of the Fund’s policy of investing at least 80% of its Managed Assets in a portfolio of midstream energy investments. For a discussion of derivative instruments in which the Fund may invest, see “Investment Objective and Policies—Additional Investment Practices—Strategic Transactions.”

The Fund invests, without limitation, in debt securities rated, at the time of investment, at least (i) B3 by Moody’s Investors Service, Inc. (“Moody’s”), (ii) B- by Standard & Poor’s Ratings Services (“S&P”) or Fitch Ratings (“Fitch”), or (iii) a comparable rating by another rating agency, and invests no more than 5% of its Managed Assets in debt securities rated below B3 by Moody’s, B- by S&P or Fitch or a comparable rating by another rating agency. Therefore, the Fund may invest in below investment grade debt securities. A debt security is considered below investment grade if it is rated below Baa3- by Moody’s or below BBB- by S&P or Fitch or a comparable rating by another rating agency. Below investment grade debt securities are often referred to as “high yield” securities or “junk bonds.” Below investment grade debt securities are regarded as having predominantly speculative characteristics with respect to capacity to pay interest and to repay principal. Debt securities in which the Fund invests may be of any maturity.

The Fund has previously qualified, and intends to continue to qualify, to be treated as a regulated investment company (“RIC”) under the Internal Revenue Code of 1986, as amended (the "Code"). The Fund pursues its investment objective by generally investing in master limited partnerships ("MLPs") up to the maximum extent permitted of a RIC under the Code. Accordingly, the Fund will, as of the end of each fiscal quarter, invest no more than 25% of Managed Assets in securities of MLPs and other entities that are “qualified publicly traded partnerships” under the Code.

Listing and Symbol. The Fund’s currently outstanding Common Shares are, and the Common Shares offered by the accompanying Prospectus, will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “SRV.” As of                         , the last reported sale price for the Fund’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Fund’s Common Shares was $          per Common Share, representing a [discount/premium] to net asset value of          %. [The Rights will be, subject to notice of issuance, admitted for trading on the under the symbol “             ” during the course of the offer. Trading in the Rights on the                     may be conducted until the close of trading on the            on the last business day prior to the expiration date.]

This Prospectus Supplement, together with the accompanying Prospectus, dated           , 2023, sets forth concisely the information that you should know before investing in the Fund’s Securities. You should read this Prospectus, which contains important information about the Fund, together with any Prospectus Supplement, before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated , 2023, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request a free copy of the Statement of Additional Information, the table of contents of which is on page            of the accompanying Prospectus, or request other information about the Fund (including the Fund’s annual and semi-annual reports) or make shareholder inquiries by calling [(800) 345-7999] or by writing the Fund, or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, SAI reports and any incorporated information will also be available from the Fund’s website at www.cushingcef.com.

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Page
Prospectus Supplement
Prospectus Supplement Summary	S-
Summary of Fund Expenses	S-
Capitalization	S-
Use of Proceeds	S-
Recent Developments	S-
Terms of the Offer	S-
Risks Related to the Offer	S-
Legal Matters	S-
Independent Registered Public Accounting Firm	S-
Additional Information	S-
Prospectus
Prospectus Summary	1
Summary of Fund Expenses	27
Financial Highlights	28
Senior Securities	31
The Fund	31
Use of Proceeds	31
Market and Net Asset Value Information	31
Investment Objective and Policies	32
The Fund’s Investments	33
Use of Leverage	40
Risks	43
Management of the Fund	67
Net Asset Value	69
Distributions	71
Dividend Reinvestment Plan	73
Description of Shares	75
Anti-Takeover Provisions in the Agreement and Declaration of Trust	79
Certain Provisions of Delaware Law, the Agreement and Declaration of Trust and Bylaws	81
Closed-End Fund Structure	82
Repurchase of Common Shares	83
U.S. Federal Income Tax Considerations	84
Plan of Distribution	86
Other Service Providers	89
Legal Matters	89
Independent Registered Public Accounting Firm	89
Additional Information	89
Privacy Policy	89
Table of Contents of the Statement of Additional Information	90

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates by reference forward-looking statements, within the meaning of the federal securities laws, that involve risks and uncertainties. These statements describe the Fund’s plans, strategies, and goals and our beliefs and assumptions concerning future economic and other conditions and the outlook for the Fund, based on currently available information. In this prospectus, words such as “anticipates,” “believes,” “expects,” “objectives,” “goals,” “future,” “intends,” “seeks,” “will,” “may,” “could,” “should,” and similar expressions are used in an effort to identify forward-looking statements, although some forward-looking statements may be expressed differently. The Fund is not entitled to the safe harbor for forward-looking statements pursuant to Section 27A of the Securities Act of 1933, as amended.

v

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Common Shares. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated             , 2023 (the “SAI”), especially the information set forth under the headings “Investment Objective and Policies” and “Risks.”

The Fund	NXG Cushing® Midstream Energy Fund (the “Fund”) is a non-diversified, closed-end management investment company registered under the 1940 Act that commenced investment operations on August 27, 2007.
Purpose of the Offer	[ ]
Important Terms of the Offer

The Fund is issuing [transferable/non-transferable] rights (“Rights”) to its Common Shareholders of record (“Record Date Shareholders”) as of      , on                       (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of                       of the Fund’s common shares (the “Shares”) (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole common share held on the Record Date. The Rights entitle their holders to purchase one Share for every          Rights held (1-for-            ). Fractional Shares will not be issued upon the exercise of Rights; accordingly, Rights may be exercised only in integer multiples of             , except that any Record Date Shareholder who is issued fewer than            Rights may subscribe, at the Subscription Price (defined below), for one full Share. Assuming the exercise of all Rights, the Offer will result in an approximately            % increase in the Fund’s common shares outstanding. The Offer is not contingent upon any number of Rights being exercised. The subscription period commences on            and ends at   , on               , unless otherwise extended (the “Expiration Date”). See “The Offer—Important Terms of the Offer.”

[The Fund expects to declare a monthly common share distribution in              . Such distribution will not be payable with respect to Shares that are issued pursuant to the Offer after the record date for such distribution.]

The Fund will bear the expenses of the Offer and all such expenses will be borne indirectly by the Fund’s Common Shareholders, including those who do not exercise their Rights. These expenses include, but are not limited to, [the dealer manager fee and reimbursement of dealer manager expenses], the expenses of preparing, printing and mailing the prospectus and Rights subscription materials for the Offer and the expenses of Fund counsel and the Fund’s independent registered public accounting firm in connection with the Offer.

Important Dates to Remember

Record Date:

Subscription Period:              *

Final Date Rights Will Trade:              *

Expiration Date and Pricing Date:              *

Payment for Shares or Notice of Guarantees of Delivery Due:

Payment for Guarantees of Delivery Due:

Confirmation Mailed to Participants:

Final Payment for Shares Due:           †

* Unless the Offer is extended. † See “The Offer––Payment for Shares.”
Subscription Price

The subscription price for the Shares (the “Subscription Price”) will be determined based on a formula equal to         (the “Formula Price”). Because the Expiration Date of the subscription period will be           (unless the subscription period is extended), Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the Shares subscribed for pursuant to the primary subscription [and, if eligible, any additional Shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $  per Share and, except in limited circumstances, will not be able to rescind their subscription. See “The Offer—Subscription Price.”

[Oversubscription Privilege

Record Date Shareholders who exercise all the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share) are entitled to subscribe for additional Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. If sufficient remaining Shares are available following the primary subscription, all Record Date Shareholders’ over-subscription requests will be honored in full. Investors who are not Record Date Shareholders, but who otherwise acquire Rights pursuant to the Offer, are not entitled to subscribe for any Shares pursuant to the over-subscription privilege. If sufficient Shares are not available to honor all over-subscription requests, unsubscribed Shares will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of common shares of the Fund they owned on the Record Date. See “The Offer—Over-Subscription Privilege.”]

[Sale and Transferability of Rights

The Rights will be, subject to notice of issuance, admitted for trading on             under the symbol during the course of the Offer. Trading in the Rights on the      may be conducted until the close of trading on the on the last business day prior to the Expiration Date. The Fund will use its best efforts to ensure that an adequate trading market for the Rights will exist, although there can be no assurance that a market for the Rights will develop. Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels or sold through the Subscription Agent.

Record Date Shareholders who do not wish to exercise any of the Rights issued to them pursuant to the Offer may instruct the Subscription Agent to try to sell any unexercised Rights. Although the Rights are expected to trade on the      through the last business day prior to the Expiration Date, Subscription certificates representing the Rights to be sold through the Subscription Agent must be received by the Subscription Agent by 5:00 p.m., Eastern time, on                 (or, if the subscription period is extended, by 5:00 p.m., Eastern time, on the              business day prior to the extended Expiration Date). Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager it if will purchase the Rights. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then-current market price for the Rights. If the Dealer Manager declines to purchase the Rights of a Record Date Shareholder that have been duly submitted to the Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market.

Alternatively, the Rights evidenced by a subscription certificate may be transferred until the Expiration Date in whole or in part by endorsing the subscription certificate for transfer in accordance with the accompanying instructions. See “The Offer—Sale and Transferability of Rights.”]

Method for Exercising Rights

Rights are evidenced by subscription certificates that will be mailed to Record Date Shareholders (except as described below under “The Offer—Requirements for Foreign Shareholders”) or, if their common shares are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee. Rights may be exercised by completing and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment in full of the estimated Subscription Price for the Shares subscribed for. Completed subscription certificates and payments must be received by the Subscription Agent by            , on the Expiration Date at the offices of the Subscription Agent. Rights also may be exercised by contacting your broker, banker, trust company or other intermediary, which can arrange, on your behalf, to guarantee delivery of payment and of a properly completed and executed subscription certificate. A fee may be charged for this service by your broker, bank, trust company or other intermediary. In addition, your broker, bank, trust company or other intermediary may impose a deadline for exercising Rights earlier than 5:00 p.m., Eastern time, on the Expiration Date. See “The Offer—Method for Exercising Rights” and “The Offer—Payment for Shares.”

Rights holders who have exercised their Rights will have no right to rescind their subscription after receipt by the Subscription Agent of the completed subscription certificate together with payment for Shares subscribed for, except as described under “The Offer.”

Requirements for Foreign Shareholders
Subscription certificates will not be mailed to Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) (“Foreign Shareholders”). The Subscription Agent will send a letter via regular mail to Foreign Shareholders to notify them of the Offer. The Rights of Foreign Shareholders will be held by the Subscription Agent for their accounts until instructions are received to exercise the Rights. If instructions have not been received by , on , business days prior to the Expiration Date (or, if the subscription period is extended, on or before the business day prior to the extended Expiration Date), the Subscription Agent will ask the Dealer Manager if it will purchase the Rights of Foreign Shareholders. If the Dealer Manager declines to purchase the Rights, the Subscription Agent will attempt to sell such Rights in the open market. The net proceeds, if any, from the sale of those Rights will be remitted to these Foreign Shareholders.
U.S. Federal Income Tax Considerations	We urge you to consult your own tax adviser with respect to the particular tax consequences of the Offer. See “Terms of the Offer—U.S. Federal Income Tax Considerations” for more information on the tax consequences of the Offer.
[Distribution Arrangements

                     (the “Dealer Manager”) will act as Dealer Manager for this Offer. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Investment Adviser, the Dealer Manager will provide financial structuring services in connection with the Offer and will solicit the exercise of Rights and participation in the over-subscription privilege. The Fund has agreed to pay the Dealer Manager a fee for its financial structuring and soliciting services equal to % of the aggregate Subscription Price for the Shares issued pursuant to the exercise of Rights and the over-subscription privilege. The fees paid to the Dealer Manager and other expenses of the Offer will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights. The Dealer Manager will reallow a portion of its fees to other broker-dealers who have assisted in soliciting the exercise of Rights. The Fund and the Investment Adviser have each agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Prior to the expiration of the Offer, the Dealer Manager may independently offer for sale Shares it has acquired through purchasing and exercising the Rights, at prices it sets. Although the Dealer Manager may realize gains and losses in connection with purchases and sales of Shares, such offering of Shares is intended by the Dealer Manager to facilitate the Offer, and any such gains or losses are not expected to be material to the Dealer Manager. The Dealer Manager’s fee for its financial structuring and soliciting services is independent of any gains or losses that may be realized by the Dealer Manager through the purchase and exercise of the Rights and the sale of Shares. See “The Offer—Distribution Arrangements.”]

Investment Adviser

The Fund’s investments are managed by its Investment Adviser, Cushing® Asset Management, LP d/b/a NXG Investment Management, whose principal business address is 600 N. Pearl Street, Suite 1205, Dallas, Texas 75201. The Investment Adviser is a wholly-owned investment advisory subsidiary of Swank Capital. The Investment Adviser was founded in 2003 and serves as investment adviser to registered and unregistered funds. As of [ ], 2023, the Investment Adviser managed approximately $[ ] billion in assets.

Benefits to the Investment Adviser

The Investment Adviser will benefit from the Offer, in part, because the investment management fee paid by the Fund to the Investment Adviser is based on “Managed Assets” of the Fund. It is not possible to state precisely the amount of additional compensation the Investment Adviser will receive as a result of the Offer because it is not known how many Shares of the Fund will be subscribed for and because the proceeds of the Offer will be invested in additional portfolio securities which will fluctuate in value. However, assuming (i) all Rights are exercised, (ii) the Fund’s average net asset value during the twelve-month period beginning             is $             per common share (the net asset value per common share on         ) (iii) the Subscription Price is $             per Share , and (iv) for purposes of this example, the Fund increases the amount of leverage it has outstanding (through the use of reverse repurchase agreements) while maintaining approximately the same percentage of total assets attributable to leverage, and after giving effect to the Dealer Manager fee and other estimated offering expenses, the Investment Adviser would receive additional investment management fees of approximately $             , for the twelve-month period beginning             , and would continue to receive additional investment management fees, as a result of the Offer, based on the Fund’s Managed Assets attributable to the Shares issued in the Offer and related additional leverage, thereafter.

Listing and Symbol

The Fund’s currently outstanding Common Shares are, and the Common Shares offered by this Prospectus, will be, subject to notice of issuance, listed on the New York Stock Exchange (the “NYSE”) under the symbol “SRV.” As of                      , the last reported sale price for the Fund’s Common Shares on the NYSE was $             per Common Share, and the net asset value of the Fund’s Common Shares was $    per Common Share, representing a [premium/discount] to net asset value of             %. [The Subscription Rights for Common Shares offered by this Prospectus Supplement and the accompanying Prospectus, will be, subject to notice of issuance, admitted for trading on the                          under the symbol “                          ” during the course of the offer. Trading in the Rights on the                          may be conducted until the close of business on the                 on the last business day prior to the expiration date.]

Risks

See “Risks” beginning on page       of this Prospectus Supplement and page            of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Common Shares.

Use of Proceeds

The Fund estimates the net proceeds of the Offering to be approximately $             . This figure is based on the Subscription Price per Common Share of $       and assumes all new Common Shares offered are sold and that the expenses related to the Offering, estimated at approximately $             , are paid.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within              months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

SUMMARY OF FUND EXPENSES

The following table contains information about the costs and expenses that Common Shareholders will bear directly or indirectly. The table is based on the capital structure of the Fund as of                    (except as noted below) after giving effect to the Offering, assuming that the Offer is fully subscribed resulting in the receipt of net proceeds from the Offer of approximately $ million. If the Fund issues fewer Shares in the Offer and the net proceeds to the Fund are less, all other things being equal, the total annual expenses shown would increase. The purpose of the table and the example below is to help you understand the fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Shareholder Transaction Expenses

Sales load (as a percentage of offering price)	%(1)
Offering expenses borne by the Fund (as a percentage of offering price)	%(2)
Dividend Reinvestment Plan fees (per transaction sales fee)	$15.00(3)

Annual Expenses	Percentage of Net Assets Attributable to Common Shares(4)
Management fees(5)(6)%
Interest expense(7)%
Other expenses(8)%
Total annual expenses	%

(1)	The Dealer Manager will receive a fee for its financial structuring and soliciting services equal to % of the aggregate Subscription Price for Shares issued pursuant to the Offer. The Dealer Manager will reallow to broker-dealers in the selling group to be formed and managed by the Dealer Manager selling fees equal to % of the Subscription Price per Share for each Share issued pursuant to the Offer as a result of their selling efforts. In addition, the Dealer Manager will reallow to other broker-dealers that have executed and delivered a soliciting dealer agreement and have solicited the exercise of Rights solicitation fees equal to % of the Subscription Price per Share for each Share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of Shares held by each broker-dealer through The Depository Trust Company (“DTC”) on the Record Date.

(2)	The fees and expenses of the Offer will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights.

(3)	There will be no brokerage charges with respect to Common Shares issued directly by the Fund. However, each participant will pay a pro rata share of brokerage commissions incurred in connection with open-market purchases. In addition, participants who request a sale of shares through the Plan Agent are subject to a $15.00 per transaction sales fee and pay a brokerage commission of $0.12 per share sold. The Fund’s transfer agent serves as Plan Agent. Fees paid by the Fund to the transfer agent are included in “Other expenses” below, which are ultimately borne by common shareholders. For additional information, see “Distribution Reinvestment Plan” in the accompanying Prospectus.

(4)	Based on net assets attributable to Common Shares during the period ended .

(5)	The Fund pays the Investment Adviser an annual fee, payable monthly, in an amount equal to 1.25% of the Fund’s average weekly Managed Assets (net assets plus any assets attributable to Financial Leverage). The fee shown above is based upon outstanding Financial Leverage of % of the Fund’s Managed Assets (or % of the Fund's net assets attributable to common shares). If Financial Leverage of more than % of the Fund’s Managed Assets (or % of the Fund's net assets attributable to common shares) is used, the management fees shown would be higher. Management fees calculated based on management fees earned for the year ended divided by average net assets attributable to Common Shareholders for the period ended .

(6)	The Investment Adviser has contractually agreed to waive a portion of the management fee in an amount equal to % of the Fund's Managed Assets through . The Fund’s annual expenses after giving effect to such management fee waiver are:

Annual Expenses	Percentage of Net Assets Attributable to Common Shares(4)
Management fees(2)(3)%
Interest payments on borrowed funds(4)%
Other expenses(5)%
Total annual expenses(3)%

(7)	Based upon the Fund’s outstanding borrowings as of of approximately $ million and the borrowing rate on the facility as of , of %.

(8)	Other expenses are estimated based upon those incurred during the fiscal year ended . Other expenses do not include expenses related to realized or unrealized investment gains or losses. See "Management of the Fund—Fund Expenses" in the accompanying prospectus.

Example

As required by relevant SEC regulations, the following Example illustrates the expenses that you would pay on a $1,000 investment in Common Shares, assuming (1) “Total annual expenses” of                 % of net assets attributable to Common Shares, (2) the sales load of $             and estimated offering expenses of $                 , and (3) a 5% annual return*:

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$	$	$	$

*	The Example should not be considered a representation of future expenses or returns. Actual expenses may be higher or lower than those assumed. Moreover, the Fund’s actual rate of return may be higher or lower than the hypothetical 5% return shown in the Example. The Example assumes that all dividends and distributions are reinvested at net asset value.

CAPITALIZATION

The following table sets forth the Fund’s capitalization at              :

(i)	on a historical basis;

(ii)	on an as adjusted basis to reflect the issuance of an aggregate of Common Shares pursuant to the Fund’s Automatic Dividend Reinvestment Plan, and the application of the net proceeds from such issuances of Common Shares; and

(iii)	on an as further adjusted basis to reflect the assumed sale of of Rights to purchase Common Shares at a price of $ per share in an offering under this Prospectus Supplement and the accompanying Prospectus less the [aggregate underwriting discount of $ and] estimated offering expenses payable by the Fund of $ .

	Actual	As Adjusted (unaudited)	As Further Adjusted (unaudited)
Short-Term Debt:
Borrowings	$	$	$
Common Shareholder’s Equity:

Common Shares of beneficial interest, par value $0.01 per share; unlimited shares authorized,

shares issued and outstanding (actual),

   shares issued and outstanding (as adjusted),

and           shares issued and outstanding (as further adjusted)

Additional paid-in capital
Net unrealized appreciation on investments, net of tax
Accumulated net realized gain on investments, net of tax
Accumulated net investment loss, net of tax
Net assets

USE OF PROCEEDS

The Fund estimates the net proceeds of the Offering to be approximately $                  . This figure is based on the Subscription Price per Common Share of $                  and assumes all new Common Shares offered are sold and that the expenses related to the Offering, estimated at approximately $                  , are paid.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within                  months after the completion of the offering. Pending such investment, it is anticipated that the proceeds will be invested in cash, cash equivalents or other securities, including U.S. government securities or high quality, short-term debt securities. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

RECENT DEVELOPMENTS

[TO COME, IF ANY]

TERMS OF THE OFFER

Purpose of the Offer

[TO COME]

The Offer may not be successful. The completion of the Offer may result in an immediate dilution of the net asset value per common share for all existing Common Shareholders, including those who fully exercise their Rights (as defined below).

Important Terms of The Offer

The Fund is issuing [transferable/non-transferable] rights (“Rights”) to its Common Shareholders of record (“Record Date Shareholders”) as of                                    , Eastern time, on                (the “Record Date”), entitling the holders of those Rights to subscribe for up to an aggregate of of the Fund’s common shares (the “Shares”) (the “Offer”). Record Date Shareholders will receive one Right for each outstanding whole common share of the Fund held on the Record Date. The Rights entitle their holders to purchase one Share for every                Rights held (1-for-               ). Fractional Shares will not be issued upon the exercise of Rights; accordingly, Rights may be exercised only in integer multiples of            , except that any Record Date Shareholder who is issued fewer than                  Rights may subscribe, at the Subscription Price (as defined on the next page), for one full Share. Assuming the exercise of all Rights, the Offer will result in an approximately                  % increase in the Fund’s common shares outstanding.

[Record Date Shareholders who exercise all the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share) are entitled to subscribe for additional Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. Investors who are not Record Date Shareholders, but who otherwise acquire Rights to purchase Shares pursuant to the Offer, are not entitled to subscribe for any Shares pursuant to the over-subscription privilege. See “—Over-Subscription Privilege” below. The distribution to Record Date Shareholders of transferable Rights may afford non-participating Record Date Shareholders the opportunity to sell their Rights for some cash value, receipt of which may be viewed as partial compensation for any economic dilution of their interests resulting from the Offer.]

The subscription period commences on                   and ends at                  , Eastern time, on                                     , unless otherwise extended (the “Expiration Date”).

The Fund expects to declare a monthly distribution in                               . Such distribution will not be payable with respect to Shares that are issued pursuant to the Offer after the record date for such distribution.

For purposes of determining the maximum number of Shares a Rights holder may acquire pursuant to the Offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede & Co., the nominee for the Depository Trust Company (“DTC”), or by any other depository or nominee, will be deemed to be the holders of the Rights that are held by Cede & Co. or such other depository or nominee on their behalf.

[The Rights are transferable and, subject to notice of issuance, will be admitted for trading on                                    under the symbol “                  ” during the course of the Offer. Trading in the Rights on the                  may be conducted until the close of trading on                  on the last business day prior to the Expiration Date. See “—Sale and Transferability of Rights.” The Shares, once issued, will be listed on the                               under the symbol “                  ” The Rights will be evidenced by subscription certificates which will be mailed to Record Date Shareholders, except as discussed under “—Requirements for Foreign Shareholders.”]

Rights may be exercised by filling in and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to , the subscription agent for the Offer (the “Subscription Agent”), together with payment at the estimated Subscription Price for the Shares subscribed for. For a discussion of the method by which Rights may be exercised and Shares may be paid for, see “—Method for Exercising Rights” and “—Payment for Shares.”

[The Fund has retained                (                “Dealer Manager”) to provide the Fund with financial structuring and soliciting services relating to the Offer, including advice with respect to the structure, timing and terms of the Offer. In determining the structure of the Offer, the Board considered, among other things, using a fixed-pricing versus a variable-pricing mechanism, the benefits and drawbacks of conducting a non-transferable versus a transferable rights offering, the anticipated effect on the Fund and its existing Common Shareholders if the Offer is not fully subscribed, the anticipated dilutive effects on the Fund and its existing Common Shareholders of the Offer and the experience of the Dealer Manager in conducting rights offerings. The Board also considered that the Investment Adviser would benefit from the Offer because the advisory fee paid to the Investment Adviser is based on the Fund’s Managed Assets, which would increase as a result of the Offer. See “—Benefits to the Investment Adviser.”]

Important Dates to Remember

Record Date:
Subscription Period: through	*
Final Date Rights Will Trade on the Exchange:	*
Expiration Date and Pricing Date:	*
Payment for Shares Due or Notices of Guarantees of Delivery Due:	*
Payment for Guarantees of Delivery Due:	*
Confirmation Mailed to Participants:	*
Final Payment for Shares Due:	*†

*	Unless the Offer is extended.

†	See “—Payment for Shares.”

Subscription Price

The subscription price for the Shares (the “Subscription Price”) will be determined based on a formula equal to                                                                        (the “Formula Price”). In each case, net asset value will be calculated as of the close of trading on the NYSE on the applicable day.

Because the Expiration Date of the subscription period will be                             (unless the subscription period is extended), Rights holders may not know the Subscription Price at the time of exercise and will be required initially to pay for both the Shares subscribed for pursuant to the primary subscription [and, if eligible, any additional Shares subscribed for pursuant to the over-subscription privilege] at the estimated Subscription Price of $               per Share. See “—Payment for Shares.” A Rights holder will have no right to rescind his subscription after the Subscription Agent has received a completed subscription certificate together with payment for the Shares subscribed for, except as provided under “—Notice of Net Asset Value Decline.” The Fund does not have the right to withdraw the Rights or to cancel the Offer after the Rights have been distributed.

The net asset value per share of the Fund’s common shares at the close of business on               (the last trading date prior to the date of this prospectus on which the Fund determined its net asset value) was $               , and the last reported sale price of a common share on the NYSE on that day was $               .

[Over-Subscription Privilege

Record Date Shareholders who exercise all the Rights issued to them (other than those Rights that cannot be exercised because they represent the right to acquire less than one Share) are entitled to subscribe for additional Shares that were not subscribed for by other holders of Rights at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment. If sufficient remaining Shares are available following the primary subscription, all Record Date Shareholders’ over-subscription requests will be honored in full. Investors who are not Record Date Shareholders, but who otherwise acquire Rights pursuant to the Offer, are not entitled to subscribe for any Shares pursuant to the over-subscription privilege. If sufficient Shares are not available to honor all over-subscription requests, unsubscribed Shares will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of common shares of the Fund they owned on the Record Date. The allocation process may involve a series of allocations in order to ensure that the total number of Shares available for over-subscriptions is distributed on a pro rata basis.

Record Date Shareholders who are fully exercising their Rights during the subscription period should indicate, on the subscription certificate that they submit with respect to the exercise of the Rights issued to them, how many Shares they desire to acquire pursuant to the over-subscription privilege.

Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised during the subscription period and the number of Shares subscribed for pursuant to the over-subscription privilege by such beneficial owner, and that such beneficial owner’s primary subscription was exercised in full. Nominee holder over-subscription forms will be distributed to banks, brokers, trustees and other nominee holders of Rights with the subscription certificates.

The Fund will not offer or sell any Shares that are not subscribed for during the subscription period or pursuant to the over-subscription privilege.

The Fund has been advised that one or more of the officers or employees of the Investment Adviser may exercise all of the Rights initially issued to them and may request additional Shares pursuant to the over-subscription privilege. An exercise of the over-subscription privilege by such persons will increase their proportionate voting power and share of the Fund’s assets.]

[Sale and Transferability of Rights

The Rights will be, subject to notice of issuance, admitted for trading on                             under the symbol “               ” during the course of the Offer. Trading in the Rights on may be conducted until the close of trading on               on the last business day prior to the Expiration Date. The Fund will use its best efforts to ensure that an adequate trading market for the Rights will exist, although there can be no assurance that a market for the Rights will develop. Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels or sold through the Subscription Agent.

Sales through the Subscription Agent. Record Date Shareholders who do not wish to exercise any or all of the Rights issued to them pursuant to the Offer may instruct the Subscription Agent to try to sell any unexercised Rights. Although the Rights are expected to trade on through the last business day prior to the Expiration Date, subscription certificates representing the Rights to be sold by the Subscription Agent must be received by the Subscription Agent on or before 5:00 p.m., Eastern time, on               (or, if the subscription period is extended, by 5:00 p.m., Eastern time, on the               business day prior to the extended Expiration Date).

Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. The sale price of any Rights sold to the Dealer Manager will be based upon the then-current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent's own funds pending distribution to each selling Record Date Shareholder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription Agent within               business days of the sale and that the proceeds will then be remitted to the selling Record Date Shareholder within                             business days following the Expiration Date by the Subscription Agent.

If the Dealer Manager declines to purchase the Rights of a Record Date Shareholder that have been duly submitted to the Subscription Agent for sale, the Subscription Agent will attempt to sell such Rights in the open market. If the Rights can be sold in such manner, all of such sales will be deemed to have been effected at the weighted-average price of all Rights sold by the Subscription Agent in such open market transactions throughout the subscription period. The proceeds from such sales will be held by the Subscription Agent in an account segregated from the Subscription Agent's own funds pending distribution to the selling Record Date Shareholders. It is expected that the proceeds of such open market sales will be remitted by the Subscription Agent to the selling Record Date Shareholders within                             business days following the Expiration Date.

The Subscription Agent will also attempt to sell (either to the Dealer Manager or in open market transactions) all Rights that remain unclaimed as a result of subscription certificates being returned by the postal authorities to the Subscription Agent as undeliverable as of the               business day prior to the Expiration Date. The Subscription Agent will hold the proceeds from those sales for the benefit of those non-claiming Common Shareholders until the proceeds are either claimed or revert to their state of residence.

There can be no assurance that the Subscription Agent will be able to complete the sale of any Rights, and neither the Fund nor the Subscription Agent have guaranteed any minimum sale price for the Rights. If a Record Date Shareholder does not utilize the services of the Subscription Agent and chooses to use another broker-dealer or other financial institution to sell Rights issued to that shareholder pursuant to the Offer, then the other broker-dealer or financial institution may charge a fee to sell the Rights.

Other Transfers. The Rights evidenced by a subscription certificate may be transferred in whole by endorsing the subscription certificate for transfer in accordance with the instructions accompanying the subscription certificate. A portion of the Rights evidenced by a single subscription certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a subscription certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee and to issue a new subscription certificate to the transferee evidencing the transferred Rights. If this occurs, a new subscription certificate evidencing the balance of the Rights, if any, will be issued to the Record Date Shareholder or, if the Record Date Shareholder so instructs, to an additional transferee. The signature on the subscription certificate must correspond with the name as written upon the face of the subscription certificate in every particular, without alteration or enlargement or any other change. A signature guarantee must be provided by an “eligible guarantor institution” (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934).

Record Date Shareholders wishing to transfer all or a portion of their Rights should allow at least business days prior to the Expiration Date for: (i) the transfer instructions to be received and processed by the Subscription Agent; (ii) a new subscription certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights and to the transferor with respect to retained Rights, if any; and (iii) the Rights evidenced by the new subscription certificate to be exercised or sold by the recipients of the subscription certificate. Neither the Fund nor the Subscription Agent nor the Dealer Manager shall have any liability to a transferee or transferor of Rights if subscription certificates are not received in time for exercise or sale prior to the Expiration Date.

Except for the fees charged by                             , the information agent for the Offer (the “Information Agent”), the Subscription Agent and the Dealer Manager (which are expected to be paid from the proceeds of the Offer by the Fund), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred or charged in connection with the purchase, sale or transfer of Rights will be for the account of the transferor of the Rights, and none of these commissions, fees or other expenses will be paid by the Fund, the Investment Adviser, the Information Agent, the Subscription Agent or the Dealer Manager. Rights holders who wish to purchase, sell, exercise or transfer Rights through a broker, bank or other party should first inquire about any fees and expenses that the holder will incur in connection with the transactions.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the primary subscription and the over-subscription may be effected through, the facilities of DTC or the Subscription Agent until 5:00 p.m., Eastern time, on the Expiration Date. Your broker, bank, trust company or other intermediary may impose a deadline for transferring Rights earlier than 5:00 p.m. Eastern time, on the Expiration Date.]

Method for Exercising Rights

Rights are evidenced by subscription certificates that will be mailed to Record Date Shareholders (except as described under “—Requirements for Foreign Shareholders” below) or, if their common shares are held by Cede & Co. or any other depository or nominee on their behalf, to Cede & Co. or such other depository or nominee. Rights may be exercised by completing and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment in full at the estimated Subscription Price for the Shares subscribed for by the Expiration Date as described under “—Payment For Shares.” Rights may also be exercised by contacting your broker, banker, trust company or other intermediary, which can arrange, on your behalf, to guarantee delivery of payment and of a properly completed and executed subscription certificate pursuant to a notice of guaranteed delivery by the close of business on the                  business day after the Expiration Date. A fee may be charged for this service. Completed subscription certificates and payments must be received by the Subscription Agent by                  , Eastern time, on the Expiration Date (unless delivery of subscription certificate and payment is effected by means of a notice of guaranteed delivery as described below under “—Payment for Shares”) at the offices of the Subscription Agent at one of the addresses set forth below under “—Subscription Agent.” Your broker, bank, trust company or other intermediary may impose a deadline for transferring Rights earlier than 5:00 p.m. Eastern time, on the Expiration Date. Fractional Shares will not be issued upon exercise of Rights.

Shareholders who are Record Owners. Shareholders who are record owners of common shares can choose between either option set forth under “—Payment For Shares.” If time is of the essence, option (2) will permit delivery of the subscription certificate and payment after the Expiration Date.

Investors whose Common Shares are Held by a Nominee. Investors whose common shares are held by a nominee, such as a bank, broker, trustee or other intermediary, must contact that nominee to exercise their Rights. In that case, the nominee will complete the subscription certificate on behalf of the investor and arrange for proper payment by one of the methods set forth below under “—Payment For Shares.”

Nominees. Nominees, such as banks, brokers, trustees or depositories for securities, who hold common shares of the Fund for the account of others should notify the respective beneficial owners of such common shares as soon as possible to ascertain those beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the subscription certificate and submit it to the Subscription Agent with the proper payment as described under “—Payment For Shares.”

[Banks, brokers, trustees and other nominee holders of Rights will be required to certify to the Subscription Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner who is a Record Date Shareholder, as to the aggregate number of Rights exercised during the subscription period and the number of Shares subscribed for pursuant to the over-subscription privilege by the beneficial owner, and that the beneficial owner exercised all the Rights issued to it pursuant to the Offer.]

Requirements for Foreign Shareholders. Subscription certificates will not be mailed to Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) (“Foreign Shareholders”). The Subscription Agent will send a letter via regular mail to Foreign Shareholders to notify them of the Offer. The Rights of Foreign Shareholders will be held by the Subscription Agent for their accounts until instructions are received to exercise the Rights. If instructions have not been received by                          , Eastern time, on             ,             business days prior to the Expiration Date (or, if the subscription period is extended, on or before the business day prior to the extended Expiration Date), the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager declines to purchase the Rights, the Subscription Agent will attempt to sell such Rights in the open market. The net proceeds, if any, from the sale of those Rights will be remitted to those Foreign Shareholders.

Subscription Agent

            is the Subscription Agent for the Offer. The Subscription Agent will receive for its administrative, processing, invoicing and other services a fee estimated to be approximately $                          , plus reimbursement for all out-of-pocket expenses related to the Offer. The fees and expenses of the Subscription Agent are included in the fees and expenses of the Offer and therefore will be borne by the Fund and indirectly by all Common Shareholders, including those who do not exercise their Rights. Questions regarding the subscription certificates should be directed by mail to                                                                 . Shareholders may also subscribe for the Offer by contacting their broker dealer, trust company, bank or other nominee.

Completed subscription certificates must be sent together with proper payment of the estimated Subscription Price for all Shares subscribed for in the primary subscription and the over-subscription privilege (for Record Date Shareholders) to the Subscription Agent by one of the methods described below. Alternatively, Rights holders may arrange for their financial intermediaries to send notices of guaranteed delivery by facsimile to DTC to be received by the Subscription Agent prior to                            , Eastern time, on the Expiration Date. Facsimiles should be confirmed by telephone at DTC. The Fund will accept only properly completed and executed subscription certificates actually received at any of the addresses listed below, prior to                   , Eastern time, on the Expiration Date, or by the close of business on the              business day after the Expiration Date following timely receipt of a notice of guaranteed delivery. See “—Payment for Shares.”

Subscription Certificate Delivery Method	Address/Number
Notice of Guaranteed Delivery:	Contact your broker-dealer, trust company, bank or other nominee to notify the Fund of your intent to exercise the Rights.
First Class Mail Only
(No Express Mail or Overnight Courier):

Hand:

Express Mail or Overnight Courier:

The Fund will honor only subscription certificates received by the Subscription Agent prior to , Eastern Time, on the Expiration Date at one of the addresses listed above. Delivery to an address other than those listed above will not constitute good delivery.

Information Agent

The Information Agent for the Offer is                            . If you have questions or need further information about the Offer, please write the Information Agent at                                          or call                            . Any questions or requests for assistance concerning the method of subscribing for Shares or additional copies of this prospectus or subscription certificates should be directed to the Information Agent. Shareholders may also contact their brokers or nominees for information with respect to the Offer.

The Information Agent will receive a fee estimated to be approximately $              for its services, plus reimbursement for all out-of-pocket expenses related to the Offer. The fees and expenses of the Information Agent are included in the fees and expenses of the Offer and therefore will be borne by the Fund and indirectly by all of its Common Shareholders, including those who do not exercise their Rights.

Expiration of the Offer

The Offer will expire at              , Eastern time, on                             , unless the Fund extends the subscription period. Rights will expire on the Expiration Date and may not be exercised after that date. If the Fund extends the subscription period, the Fund will make an announcement as promptly as practicable. This announcement will be issued no later than 9:00 a.m., Eastern time, on the next business day following the previously scheduled Expiration Date. Without limiting the manner in which the Fund may choose to make this announcement, the Fund will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate this announcement other than by making a release to the Dow Jones News Service or any other means of public announcement as the Fund may deem proper.

Payment for Shares

Rights holders who wish to acquire Shares pursuant to the Offer may choose between the following methods of payment:

(1)              A Rights holder can send the properly completed and executed subscription certificate together with payment for the Shares subscribed for during the subscription period [and, if eligible, for any additional Shares subscribed for pursuant to the over-subscription privilege] to the Subscription Agent based upon an estimated Subscription Price of $              per Share. A subscription will be accepted when payment, together with the executed subscription certificate, is received by the Subscription Agent at one of the addresses set forth under “--Subscription Agent”, the payment and the properly completed and executed subscription certificate must be received by the Subscription Agent by                   , Eastern time, on the Expiration Date. The Subscription Agent will deposit all checks received by it for the purchase of Shares into a segregated interest-bearing account of the Fund (the interest from which will belong to the Fund) pending proration and distribution of Shares. A payment pursuant to this method must be in U.S. dollars by money order or check drawn on a bank located in the United States, must be payable to                                          and must accompany a properly completed and executed subscription certificate for such subscription to be accepted.

(2)              Alternatively, a subscription will be accepted by the Subscription Agent if, by      , Eastern time, on the Expiration Date, the Subscription Agent has received a notice of guaranteed delivery by facsimile (telecopy) or otherwise from a bank, a trust company or an NYSE member guaranteeing delivery of (i) payment of the full Subscription Price at the estimated Subscription Price for the Shares subscribed for during the subscription period and, if eligible, any additional Shares subscribed for pursuant to the over-subscription privilege and (ii) a properly completed and executed subscription certificate. The Subscription Agent will not honor a notice of guaranteed delivery unless a properly completed and executed subscription certificate and full payment for the Shares at the estimated Subscription Price are received by the Subscription Agent by the close of business on the business day after the Expiration Date.

On the confirmation date, which will be      business days following the Expiration Date, a confirmation will be sent by the Subscription Agent to each Rights holder exercising its Rights (or, if a Rights holder’s common shares are held by DTC or any other depository or nominee, to DTC and/or that other depository or nominee) showing (i) the number of Shares acquired during the subscription period, (ii) the number of Shares, if any, acquired pursuant to the over-subscription privilege, (iii) the per Share and total purchase price for the Shares and (iv) any additional amount payable to the Fund by the Rights holder or any excess to be refunded by the Fund to the Rights holder, in each case based on the Subscription Price as determined on the Expiration Date. Any additional payment required from a Rights holder must be received by the Subscription Agent within              business days after the confirmation date (                                          , unless the subscription period is extended). Any excess payment to be refunded by the Fund to a Rights holder will be mailed by the Subscription Agent to such Rights holder as promptly as practicable. All payments by a Rights holder must be in U.S. dollars by money order or check drawn on a bank located in the United States and payable to “ ”

Whichever of the two methods described above is used, issuance and delivery of the Shares subscribed for are contingent upon actual payment for such Shares. No certificates will be issued or delivered with respect to Shares issued and sold in the Offer.

Rights holders who have exercised their Rights will have no right to rescind their subscription after receipt of the completed subscription certificate together with payment for Shares by the Subscription Agent, except as described under “—Notice of Net Asset Value Decline” below.

If a Rights holder who acquires Shares during the subscription period [or pursuant to the over-subscription privilege (for Record Date Shareholders)] does not make payment of any amounts due by the Expiration Date or the date payment is due under a notice of guaranteed delivery, the Fund reserves the right to take any or all of the following actions through all appropriate means: (i) find other Record Date Shareholders for the subscribed and unpaid-for Shares; [(ii) apply any payment actually received by the Fund toward the purchase of the greatest whole number of Shares that could be acquired by the Rights holder upon exercise of such Rights acquired during the subscription period or pursuant to the over-subscription privilege;] and/or (iii) exercise any and all other rights or remedies to which the Fund may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed Shares.

The method of delivery of completed subscription certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of exercising Rights holders, but if sent by mail it is recommended that such forms and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Subscription Agent and clearance of payment by              , Eastern time, on the Expiration Date. Because uncertified personal checks may take at least       business days to clear, exercising Rights holders are strongly urged to pay, or arrange for payment, by means of certified or cashier’s check with the Right holder’s name and Subscription Agent account number identified on the check.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, which determinations will be final and binding. The Fund, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until substantially all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. The Fund will not be under any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or incur any liability for failure to give such notification.

Notice of Net Asset Value Decline

The Fund has, pursuant to the SEC’s regulatory requirements, undertaken to suspend the Offer until the Fund amends this prospectus if, after                                           , the effective date of the Fund’s registration statement relating to the offer, the Fund’s net asset value declines more than                 % from the Fund’s net asset value as of that date. In that event, the Expiration Date will be extended and the Fund will notify Record Date Shareholders of any such decline and permit Rights holders to cancel their exercise of Rights.

Delivery of Shares

Participants in the Fund’s dividend reinvestment plan (the “Plan”) will have any Shares acquired pursuant to the Offer credited to their shareholder dividend reinvestment accounts in the Plan. Common Shareholders whose shares are held of record by DTC or by any other depository or nominee on their behalf or their broker-dealers’ behalf will have any Shares acquired during the subscription period credited to the account of DTC or other depository or nominee. No certificates will be issued or delivered with respect to Shares issued and sold in the Offer.

U.S. Federal Income Tax Consequences

[TO COME]

Employee Plan Considerations

[TO COME]

Benefits to the Investment Adviser

The Investment Adviser will benefit from the Offer, in part, because the investment advisory fee paid by the Fund to the Investment Adviser is based on the Fund’s Managed Assets. It is not possible to state precisely the amount of additional compensation the Investment Adviser will receive as a result of the Offer because it is not known how many Shares of the Fund will be subscribed for and because the proceeds of the Offer will be invested in additional portfolio securities which will fluctuate in value. However, assuming (i) all Rights are exercised, (ii) the Fund’s average daily net asset value during the twelve-month period beginning                            is $ per common share (the net asset value per common share on              ) (iii) the Subscription Price is $              per Share, and (iv) for purposes of this example, the Fund increases the amount of leverage outstanding while maintaining approximately the same percentage of total assets attributable to leverage, and after giving effect to Dealer Manager fee and other estimated offering expenses, the Investment Adviser would receive additional investment advisory fees of approximately $ for the twelve-month period beginning                   , and would continue to receive additional investment advisory fees as a result of the Offer, based on the Fund’s Managed Assets attributable to the Shares issued in the Offer and related additional leverage, thereafter.

Investment Considerations and Dilution

Upon completion of the Offer, Common Shareholders who do not exercise their Rights fully will own a smaller proportional interest in the Fund than would be the case if the Offer had not been made. Furthermore, if you do not participate in the Over-Subscription Privilege, if it is available, your percentage ownership may also be diluted.

In addition, because the Subscription Price per Share is likely to be less than the Fund’s net asset value per common share, the Offer will likely result in a dilution of the Fund’s net asset value per common share for all Common Shareholders, irrespective of whether they exercise all or any portion of their Rights. Although it is not possible to state precisely the amount of such a decrease in value, because it is not known at this time what the Subscription Price will be, what the net asset value per common share will be on the Expiration Date or what proportion of Shares will be subscribed for, the dilution could be substantial.

The impact of the Offer on NAV per share is shown by the following example, assuming a $[ ] Subscription Price and assuming full exercise of the Rights:

Example:(1)

NAV(2)	$[ ]
Subscription Price	$[ ]
Reduction in NAV ($)(3)	$[ ]
Reduction in NAV ($)	$[ ]

(1)	Assumes that all Rights are exercised

(2)	Assumes that the Fund’s net asset value on the Expiration Date is $ per common share (the net asset value per common share on ..

(3)	Assumes $ in estimated offering expenses and Dealer Manager fee of $ .

Record Date Shareholders will experience a decrease in the net asset value per common share held by them, irrespective of whether they exercise all or any portion of their Rights.

[The distribution of transferable Rights, which may themselves have value, will afford non-participating Common Shareholders the potential of receiving a cash payment upon the sale of the Rights, receipt of which may be viewed as partial compensation for the economic dilution of their interests, although there can be no assurance that a market for the Rights will develop.]

RISKS RELATING TO THE OFFER

Dilution Risk

As a result of this Offer, it is anticipated that even if you fully exercise your Rights, you should expect to incur immediate economic dilution and, if you do not exercise all of your Rights, you will incur voting dilution. Further, both the sales load and the expenses associated with the Offer paid by the Fund will immediately reduce the NAV of each Common Shareholder’s common shares. To the extent that the number of Common Shares outstanding after the Offer will have increased proportionately more than the increase in the size of the Fund’s net assets, you will, at the completion of the Offer, experience immediate dilution of net asset value. The percentage increase in common shares outstanding that will occur if all the Rights are exercised is         %. In addition, if the Subscription Price for the Offer is less than the Fund’s net asset value per share as of the Expiration Date, you would experience additional immediate dilution of net asset value as a result of the Offer. If the Subscription Price is substantially less than the current net asset value per share at the expiration of the Offer, such dilution could be substantial. It is anticipated that the existing Common Shareholders will experience immediate dilution even if they fully exercise their Rights. In addition, whether or not you exercise your Rights, you will experience a dilution of net asset value of the common shares because you will indirectly bear the expenses of this Offer, which include, among other items, SEC registration fees, printing expenses and the fees assessed by service providers (including the cost of the Fund’s counsel and independent registered public accounting firm). This dilution of net asset value will disproportionately affect Common Shareholders who do not exercise their Rights. The Fund cannot state precisely the amount of any decrease because it is not known at this time how many common shares will be subscribed for or what the net asset value or market price of the Fund’s common shares will be on the Expiration Date or what the Subscription Price will be. For example, based on the Fund’s net asset value and market price on                  , the Subscription Price would be less than net asset value and there would be dilution. Assuming full exercise of the Rights being offered at the Subscription Price and assuming that the Expiration Date were                  , it is estimated that the per share dilution resulting from the Offer, as of                                    , would be $                   .

In addition to the economic dilution described above, if you do not exercise all of your Rights, you will incur voting dilution as a result of this Offer. This voting dilution will occur because you will own a smaller proportionate interest in the Fund after the Offer than you owned prior to the Offer.

[The fact that the Rights are transferable may reduce the effects of dilution as a result of the Offer. Rights holders can transfer or sell their Rights. The cash received from the sale of Rights may be viewed as partial compensation for any possible dilution. There can be no assurances, however, that a market for the Rights will develop or that the Rights will have any value in that market.]

Increase in Share Price Volatility; Decrease in Share Price

The Offer may result in an increase in trading of the Common Shares, which may increase volatility in the market price of the Common Shares. The Offer may result in an increase in the number of shareholders wishing to sell their Common Shares, which would exert downward price pressure on the price of Common Shares.

Under-Subscription

It is possible that the Offer will not be fully subscribed. Under-subscription of the Offer could have an impact on the net proceeds of the Offer and whether the Fund achieves any benefits.

Risks of Acquiring Rights to Purchase Common Shares

Shares of closed-end funds such as the Fund frequently trade at a discount to net asset value. Since inception, the Fund’s Common Shares have frequently traded at a discount in relation to NAV. See “Description of Common Shares.” If the Formula Price is less than                  % of net asset value on the Expiration Date, then the Subscription Price will likely be greater than the market price of a Common Share on that date. In addition, the Formula Price, even if above         % of net asset value, may still be above the market price of a Common Share on the Expiration Date. If either event occurs, the Rights will have no value, and a person who exercises Rights will experience an immediate loss of value.

There can be no assurance that a market for the Rights will develop or, if such a market develops, what the price of the Rights will be. Changes in market conditions may result in the Common Shares purchasable upon exercise of the Rights being less attractive to investors at the Expiration Date. This may reduce or eliminate the value of the Rights. Investors who receive or acquire Rights may find that there is no market to sell Rights that they do not wish to excise.

PLAN OF DISTRIBUTION

Distribution Arrangements

[                   will act as Dealer Manager for this Offer. Under the terms and subject to the conditions contained in the Dealer Manager Agreement among the Dealer Manager, the Fund and the Investment Adviser, the Dealer Manager will provide financial structuring and solicitation services in connection with the Offer and will solicit the exercise of Rights and participation in the Over-Subscription Privilege. The Offer is not contingent upon any number of Rights being exercised. The Dealer Manager will also be responsible for forming and managing a group of selling broker-dealers (each a "Selling Group Member" and collectively the "Selling Group Members"), whereby each Selling Group Member will enter into a Selling Group Agreement with the Dealer Manager to solicit the exercise of Rights and to sell Common Shares purchased by the Selling Group Member from the Dealer Manager. In addition, the Dealer Manager will enter into a Soliciting Dealer Agreement with other soliciting broker-dealers (each a "Soliciting Dealer" and collectively the "Soliciting Dealers") to solicit the exercise of Rights. See "—Compensation to Dealer Manager" for a discussion of fees and other compensation to be paid to the Dealer Manager, Selling Group Members and Soliciting Dealers in connection with the Offer.

The Fund and the Investment Adviser have each agreed to indemnify the Dealer Manager for losses arising out of certain liabilities, including liabilities under the Securities Act. The Dealer Manager Agreement also provides that the Dealer Manager will not be subject to any liability to the Fund in rendering the services contemplated by the Dealer Manager Agreement except for any act of willful misfeasance, bad faith or gross negligence of the Dealer Manager or reckless disregard by the Dealer Manager of its obligations and duties under the Dealer Manager Agreement.

Prior to the expiration of the Offer, the Dealer Manager may purchase Rights in the open-market and may purchase Rights offered to it by the Subscription Agent from electing Record Date Shareholders, that remain unclaimed as a result of subscription certificates being returned by the postal authorities and/or unexercised Rights of Record Date Shareholders whose record addresses are outside the United States that are held by the Subscription Agent and for which no instructions are received. The Dealer Manager may purchase such Rights as principal or act as agent on behalf of its clients for the purchase (and resale) of such Rights. The Dealer Manager is authorized to exercise Rights it acquires prior to the expiration of the Offer for delivery of Common Shares prior to the expiration of the Offer at a subscription price equal to [          ]. Prior to the expiration of the Offer, the Dealer Manager may independently offer for sale Common Shares it has acquired through purchasing and exercising the Rights to the public or to Selling Group Members at the offering price set by the Dealer Manager from time to time.

Although the Dealer Manager may realize gains and losses in connection with purchases and sales of Common Shares, such offering of Common Shares is intended by the Dealer Manager to facilitate the Offer, and any such gains or losses are not expected to be material to the Dealer Manager. The Dealer Manager's fee for its financial structuring and soliciting services is independent of any gains or losses that may be realized by the Dealer Manager through the purchase and exercise of the Rights and the sale of Common Shares.

Record Date Shareholders who do not wish to exercise any or all of their Rights may instruct the Subscription Agent to try to sell any Rights they do not intend to exercise themselves. Although Rights are expected to trade on the NYSE through the last business day prior to the Expiration Date, Subscription certificates evidencing the Rights to be sold by the Subscription Agent must be received by the Subscription Agent on or before 5:00 p.m., Eastern time, on                           (or, if the subscription period is extended, on or before 5:00 p.m., Eastern time, business days prior to the extended Expiration Date). Upon the timely receipt by the Subscription Agent of appropriate instructions to sell Rights, the Subscription Agent will ask the Dealer Manager if it will purchase the Rights. If the Dealer Manager purchases the Rights, the sales price paid by the Dealer Manager will be based upon the then-current market price for the Rights. The proceeds from each of such sales to the Dealer Manager will be remitted to the Subscription Agent, which will hold such proceeds in an account segregated from the Subscription Agent's own funds pending distribution to each selling Record Date Shareholder. It is expected that following each such sale of Rights to the Dealer Manager, the proceeds from each such sale will be received by the Subscription Agent within                  business days of the sale and that the proceeds will then be remitted to the selling Record Date Shareholder within                  business days following the Expiration Date by the Subscription Agent.

In the ordinary course of their businesses, the Dealer Manager and/or its affiliates may engage in investment banking or financial transactions with the Fund, the Investment Adviser and their affiliates. In addition, in the ordinary course of their businesses, the Dealer Manager and/or its affiliates may, from time to time, own securities of the Fund or its affiliates.

The principal business address of the Dealer Manager is                                                          .]

Compensation to Dealer Manager

[Pursuant to the Dealer Manager Agreement, the Fund, has agreed to pay the Dealer Manager a fee for its financial structuring and solicitation services equal to         % of the aggregate Subscription Price for Shares issued pursuant to the Offer and the Over-Subscription Privilege.

The Dealer Manager will reallow to Selling Group Members in the Selling Group to be formed and managed by the Dealer Manager selling fees equal to % of the Subscription Price for each Common Share issued pursuant to the Offer or the Over-Subscription Privilege as a result of their selling efforts. In addition, the Dealer Manager will reallow to Soliciting Dealers that have executed and delivered a Soliciting Dealer Agreement and have solicited the exercise of Rights, solicitation fees equal to         % of the Subscription Price for each Common Share issued pursuant to the exercise of Rights as a result of their soliciting efforts, subject to a maximum fee based on the number of Common Shares held by such Soliciting Dealer through DTC on the Record Date. Fees will be paid to the broker-dealer designated on the applicable portion of the subscription certificates or, in the absence of such designation, to the Dealer Manager.

In addition, the Fund, has agreed to pay the Dealer Manager an amount up to $         as a partial reimbursement of its expenses incurred in connection with the Offer. The fees described above are one-time fees payable on each date on which the Fund issues Common Shares after the Expiration Date with respect to the Dealer Manager, and on or before the         business day following the day the Fund issues Common Shares after the Expiration Date with respect to a Selling Group Member or Soliciting Dealer. The Fund will also pay expenses relating to the printing or other production, mailing and delivery expenses incurred in connection with materials related to the Offer, including all reasonable out-of-pocket fees and expenses, if any and not to exceed $         , incurred by the Dealer Manager, Selling Group Members, Soliciting Dealers and other brokers, dealers and financial institutions in connection with their customary mailing and handling of materials related to the Offer to their customers. No other fees will be payable by the Fund or the Investment Adviser to the Dealer Manager in connection with the Offer.]

LEGAL MATTERS

Certain legal matters will be passed on by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, as special counsel to the Fund in connection with the Offer. Certain legal matters will be passed on by          ,         ,         , as special counsel to the Dealer Manager in connection with the Offer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        , serves as the independent registered public accounting firm of the Fund and will annually render an opinion on the financial statements of the Fund.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitute part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omit certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Common Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s web site (http://www.sec.gov).

Rights

NXG Cushing® Midstream Energy Fund

Subscription Rights to Purchase Common Shares

FORM OF

PROSPECTUS
SUPPLEMENT